EXHIBIT 99.2

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Sends Letter to Medafor, Inc. Shareholders

ATLANTA, GA (February 23, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has sent the following letter to Medafor shareholders.

Important Information for Medafor Shareholders

February 23, 2010

Dear Fellow Medafor Shareholder:

On February 18, 2010, CryoLife, Inc. announced its earnings for the fourth quarter of 2009.  Enclosed is a copy of the press release for your information.  In light of our proposal to acquire Medafor for a combination of cash and CryoLife stock, we want to ensure that Medafor shareholders have access to the latest information about CryoLife, its financial performance, and its outlook for growth.  As you can see, CryoLife is continuing to thrive in very demanding economic conditions.  We increased our revenues for the fourth quarter 2009 by 12 percent to a record of $28.6 million compared to $25.5 million for the fourth quarter of 2008.  This was also the 12th consecutive quarter of profitability for CryoLife.  In addition to reporting record annual revenues of $111.7 million and continued, consistent profitability, our ability to significantly increase our cash balances through strong operating cash flow of over $16.5 million in 2009 is a very encouraging sign of the health of our business.  Looking ahead, we expect to achieve record revenues and operating earnings in 2010 by continuing to execute on our strategy and invest in our growth.  For additional details, including our forward-looking disclaimer, please see the enclosed press release.

We also want to update you regarding developments in our litigation with Medafor.  As you are aware, on April 29, 2009, CryoLife filed a lawsuit against Medafor in the U.S. District Court for the Northern District of Georgia alleging claims for, among other things, breach of contract, fraud, negligent misrepresentation, and violations of the Georgia Racketeer Influenced and Corrupt Organizations Act.  While the Court initially dismissed CryoLife’s fraud and negligent misrepresentations claims, on February 18, 2010, the Court issued an Order reinstating these claims against Medafor based on Medafor’s alleged misrepresentations to CryoLife in the distribution agreement and after the agreement was executed.  We are pleased with the Court’s decision on this matter and remain disappointed with Medafor’s breaches of our agreement which forced this litigation.  For a more complete description of the litigation, please view our Form 10-K filed with the SEC on February 19, 2010, which is available on our website, www.cryolife.com.

Finally, we wanted to alert you to a new section on our website that is dedicated to addressing inaccurate and misleading statements from Medafor regarding our proposal and CryoLife.  We are committed to ensuring that Medafor shareholders receive full and accurate information and are dismayed by the inaccuracies in Medafor’s communications with its shareholders.  We have provided corrections and/or clarifications to these statements at http://www.cryolife.com/medaforoffer/medmiss.html.  This section will be updated as needed.

We continue to believe that a combination of CryoLife and Medafor would create significant value for shareholders of both companies.  I look forward to communicating with you again in the near future.

Sincerely,

/s/ Steven G. Anderson
Steven G. Anderson
Founder, CEO and President

IMPORTANT
This letter is provided for informational purposes only and is not an offer to purchase nor a solicitation of offers to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination of the two companies.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as tetralogy of Fallot, truncus arteriosus, and pulmonary atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE Marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam™ Surgical Matrix is CE Marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic® Medical Adhesive is CE Marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase® a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

To view a copy of the press release that accompanied the letter go to www.cryolife.com/4Q2009Earnings.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated 2010 performance and statements regarding the expected impact of our net operating loss carryforwards on our cash outlays for tax obligations.  These future events may not occur as and when expected, if at all, and, together with our business, are subject to various risks and uncertainties.  These risks and uncertainties include that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, we are subject to stringent domestic and foreign regulation which may impede the approval process of our tissues and products, hinder our development activities and manufacturing processes and, in some cases, result in the recall or seizure of previously cleared or approved tissues and products, our proposed acquisition of Medafor poses a number of risks, Medafor’s management has rejected our acquisition offer and refused to negotiate with us, and if we attempt to launch a hostile offer to acquire Medafor we will incur significant expense and may not succeed; in the event such a hostile offer does succeed, we will not have the benefit of due diligence and may incur unanticipated costs or liabilities, the lawsuit we filed against Medafor regarding our distribution agreement with Medafor may adversely impact our relationship with Medafor and could hinder our distribution of HemoStase or prevent us from distributing HemoStase, healthcare policy changes, including pending proposals to reform the U.S. healthcare system, may have a material adverse effect on us, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, uncertainties related to patents and protection of proprietary technology for products distributed by CryoLife may adversely affect our ability to distribute those products, the tissues we process and our products allegedly have caused and may in the future cause injury to patients, and we have been and may be exposed to product liability claims and additional regulatory scrutiny as a result, we are dependent on the availability of sufficient quantities of tissue from human donors, our CryoValve SGPV post-clearance study may not provide expected results, demand for our tissues and products could decrease in the future, which could have a material adverse effect on our business, the success of many of our tissues and products depends upon strong relationships with physicians, consolidation in the health care industry could lead to demands for price concessions or limits or eliminate our ability to sell to certain of our significant market segments, our existing insurance policies may not be sufficient to cover our actual claims liability, we may be unable to obtain adequate insurance at a reasonable cost, if at all, the loss of any of our sole-source suppliers could have an adverse effect on our revenues, financial condition, profitability, and cash flows, intense competition may affect our ability to operate profitably, regulatory action outside of the U.S. has affected our business in the past and may affect our business in the future, rapid technological change could cause our services and products to become obsolete, continued fluctuation of foreign currencies relative to the U.S. dollar could materially and adversely impact our business, our credit facility limits our ability to pursue significant acquisitions, key growth strategies may not generate the anticipated benefits, there are limitations on the use of our net operating loss carryforwards, our ability to borrow under our credit facility may be limited, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, extensive government regulation may adversely affect our ability to develop and market services and products, investments in new technologies and acquisitions of products or distribution rights may not be successful, if we are not successful in expanding our business activities in international markets, we may be unable to increase our revenues, we are not insured against all potential losses, and natural disasters or other catastrophes could adversely affect our business, financial condition, and profitability, and we are dependent on key personnel. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-Q filing for the quarter ended March 31, 2009, our Form 10-Q filing for the quarter ended June 30, 2009, our Form 10-Q filing for the quarter ended September 30, 2009, our Form 10-K to be filed for the year ended December 31, 2009 and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

For additional information about the company, visit CryoLife’s Web site:  www.cryolife.com.

END